Exhibit 3.2

CERTIFICATE OF AMENDMENT OF

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

AUTOTRADER GROUP, INC.

AutoTrader Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 29, 2012 under the name “AutoTrader Group, Inc.”

SECOND: The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 13, 2012.

THIRD: The Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 14, 2012 (the “Certificate of Incorporation”).

FOURTH: That the Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141(f) and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), adopted resolutions setting forth the proposed amendments to the Certificate of Incorporation of the Corporation, declaring such amendments to be advisable, and submitting the proposed amendments to the stockholders of the Corporation for consideration thereof. The requisite stockholders of the Corporation duly approved said proposed amendments by written consent given in accordance with Section 228 of the DGCL and pursuant to Section 242 of the DGCL. The resolution setting forth the proposed amendments is as follows:

RESOLVED, that, subject to stockholder approval, the Board declares it to be advisable for business reasons and in the best interests of the Corporation and its stockholders that the Second Amended and Restated Certificate of Incorporation of the Corporation be amended by the Certificate of Amendment such that Article Four thereof shall be superseded and replaced in its entirety with the following:

That, as of September 30, 2012 (the “Effective Date”), a four-for-one stock split of the Corporation’s Common Stock (as defined below) shall become effective, such that (i) each share of Class A Common Stock (as defined below) outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Date shall represent four shares of Class A Common Stock on and after the Effective Date, and (ii) each share of Class B Common Stock (as defined below) outstanding and held of record by each stockholder of the Corporation immediately prior to the Effective Date shall represent four shares of Class B Common Stock on and after the Effective Date.

As of the Effective Date, the aggregate number of shares of capital stock of the Corporation shall have the authority to issue is Seven Hundred and Fifteen Million (715,000,000) shares, divided into three classes of capital stock, as follows:

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(a)	Five Hundred Million (500,000,000) shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”);
(b)	Two Hundred Million (200,000,000) shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”);
(c)	Fifteen Million (15,000,000) shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”);

The Class A Common Stock and the Class B Common Stock, collectively, are sometimes referred to herein as the “Common Stock.”

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Second Amended and Restated Certificate of Incorporation on September 30, 2012.

By:	/s/ Charles N. Bowen
Name: Charles N. Bowen
Title: Secretary

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